Exhibit 2.2
AMENDMENT TO
INTELLECTUAL PROPERTY ASSETS PURCHASE AGREEMENT

THIS AMENDMENT TO INTELLECTUAL PROPERTY ASSETS PURCHASE AGREEMENT (this “Amendment”) is dated as of the 30th day of June, 2009, by and among Peace Mountain Natural Beverages Corp. ("Peace Mountain"), a Massachusetts corporation with a business address of P.O. Box 1445, Springfield, Massachusetts 01101, John David Alden, an individual with an address at 57 Cooley Drive, Longmeadow, Massachusetts 01106 (“Principal” and together with Peace Mountain, “Seller”) and Skinny Nutritional Corporation ("SNC"), a Nevada Corporation with a principal place of business at 3 Bala Plaza East, Suite 101, Bala Cynwyd, Pennsylvania 19004 (collectively, “the parties”).

BACKGROUND

Peace Mountain, Principal, and SNC are parties to that certain Intellectual Property Assets Purchase Agreement dated as of May 22, 2009 (the “Original Agreement”).  The parties desire to amend the Original Agreement to add a new Internet Domain Name to Schedule B thereto.  Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual premises, covenants, and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Amendment to Original Agreement.  The Original Agreement is hereby amended to add the following Internet Domain Name to Schedule B:

skinnybar.com

2.           Effect of Amendment.  Except as amended in paragraph 1 hereof, the Original Agreement and all terms and conditions thereof shall remain unaltered and in full force and effect and are hereby ratified and confirmed in all respects, as hereinabove amended.  Any reference in the Original Agreement or in any instrument, document or consideration executed or delivered pursuant to the Original Agreement to “this Agreement”, “hereof”, “hereto”, and “hereunder” and similar references thereto shall be deemed and construed to be a reference to the Original Agreement, as amended by this Amendment.

3.           Governing Law.  This Amendment will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to otherwise applicable principles of conflicts of law.

4.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute but one and the same agreement.

[THIS SPACE INTENTIONALLY BLANK]

5.           Power and Authority.  Each party hereby represents and warrants to the other that each has full legal right, power and authority to enter into this Amendment and to perform its obligations hereunder.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

By:	/s/ John David Alden
Name:	John David Alden
Title:	President

JOHN DAVID ALDEN

/s/ John David Alden

SKINNY NUTRITIONAL CORPORATION

By:	/s/ Ronald D. Wilson_________
Name:	Ronald D. Wilson
Title:	Pres. and CEO